                                                                   Exhibit 4(q)

                         PRUCO LIFE INSURANCE COMPANY
                       (A Prudential Financial Company)
                       2999 NORTH 44th STREET, SUITE 250
                            PHOENIX, ARIZONA 85014

                      HIGHEST DAILY LIFETIME FIVE BENEFIT
                              SCHEDULE SUPPLEMENT

ANNUITY NUMBER:

EFFECTIVE DATE OF THE RIDER:

DESIGNATED LIFE:

     DATE OF BIRTH:

ROLL-UP RATE: 5.0% per year

ANNUAL INCOME PERCENTAGE: 5.0%

MINIMUM GUARANTEED PAYMENT: $100

CHARGE FOR THE RIDER: THE DAILY EQUIVALENT OF AN ANNUAL RATE APPLIED TO SUB-ACCOUNTS: 0.60%.

INTEREST RATE MINIMUM: % ANNUALLY FOR CREDITING PERIODS THAT START PRIOR TO THE TENTH ANNIVERSARY OF THE ANNUITY'S ISSUE DATE/CONTRACT DATE; % ANNUALLY FOR CREDITING PERIODS THAT START ON OR AFTER THE TENTH ANNIVERSARY OF THE ANNUITY'S ISSUE DATE/CONTRACT DATE

                      HIGHEST DAILY LIFETIME FIVE BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

Annuity Payment Table: The Annuity Payment Table below is used to compute the minimum annual amount of a single life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), with an interest rate of [3]% per year in preparing the Annuity Payment Table.

             Single Life Annuity Payment with 10 Payments Certain

  AGE       MALE     FEMALE    UNISEX     AGE       MALE     FEMALE    UNISEX
--------  --------  --------  --------  --------  --------  --------  --------
   55        49.00     45.76     46.42     80        98.01     89.91     91.52
   60        54.01     50.01     50.82     85       117.86    110.78    112.20
   65        60.77     55.70     56.72     90       140.50    135.96    136.88
   70        69.95     63.49     64.78     95       163.30    160.31    160.93
   75        82.13     74.48     76.00

The Annuity Payment Table below is used to compute the minimum annual amount of a joint and last survivor life annuity payment with 10 payments certain per $1,000 applied. We used Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), and an interest rate of [3]% per year in preparing the Annuity Payment Table.

     Joint and Last Survivor Life Annuity Payment with 10 Payments Certain

                                  Female Age

                   55     60     65     70     75     80     85      90     95

            55  42.00  43.62  45.09  46.32  47.26  47.92  48.33   48.54  48.63
            60  43.07  45.24  47.37  49.31  50.90  52.06  52.79   53.18  53.36
 Male Age:  65  43.93  46.65  49.56  52.43  55.01  57.03  58.39   59.14  59.48
            70  44.57  47.77  51.45  55.41  59.32  62.69  65.11   66.52  67.20
            75  45.00  48.58  52.91  57.94  63.37  68.52  72.56   75.07  76.33
            80  45.29  49.11  53.92  59.84  66.72  73.86  79.99   84.06  86.23
            85  45.45  49.42  54.54  61.07  69.10  78.04  86.32   92.22  95.52
            90  45.54  49.59  54.88  61.76  70.52  80.75  90.76   98.26 102.64
            95  45.58  49.67  55.04  62.10  71.25  82.23  93.36  101.97 107.14

                      HIGHEST DAILY LIFETIME FIVE BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

The factors in the Annuity Payment Tables are based on the Annuitant's(s') Adjusted Age and Sex. The Adjusted Age is the age last birthday prior to the date on which the first Annuity Payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

                       Translation of Adjusted Age Table

Calendar Year in                         Calendar Year in
Which First                                Which First
Payment is Due         Adjusted Age       Payment is Due       Adjusted Age
----------------    ------------------  ------------------  -------------------
Prior to 2010       Actual Age          2050 through 2059   Actual Age minus 5
2010 though 2019    Actual Age minus 1  2060 through 2069   Actual Age minus 6
2020 through 2029   Actual Age minus 2  2070 through 2079   Actual Age minus 7
2030 through 2039   Actual Age minus 3  2080 through 2089   Actual Age minus 8
2040 through 2049   Actual Age minus 4  2090 through 2099   Actual Age minus 9]

              ADDITIONAL INFORMATION ABOUT TRANSFERS BETWEEN THE
                SUB-ACCOUNTS AND THE BENEFIT FIXED RATE ACCOUNT

[The program described in the Rider monitors your Account Value daily, and, as determined by the formula set forth below, transfers are made between the Sub-accounts and the Benefit Fixed Rate Account.

Any transfers out of the Sub-accounts into the Benefit Fixed Rate Account are made on a pro rata basis. Any transfers out of the Benefit Fixed Rate Account are taken out of the Benefit Fixed Rate Account on a last-in, first-out basis. Such transfer amounts are deposited into the Sub-accounts on a pro rata basis, unless you instruct us otherwise.

Terms and Definitions referenced in the calculation formula:

    . C\\u\\ - the upper target is established on the Effective Date and is not changed for the life of the guarantee.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

    . Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

    .  V - the total value of all Sub-accounts in the Annuity.

    .  F - the total value of all Benefit Fixed Rate Account allocations.

    . I - the Income Value prior to the first withdrawal. The Income Value is equal to what the Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the Income Value equals the greater of the Annual Income Amount, the quarterly step-up amount times the Annual Income Percentage, and the Account Value times the Annual Income Percentage.

    .  T - the amount of a transfer into or out of the Benefit Fixed Rate
       Account.

    . I% - Annual Income Amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee.

                      HIGHEST DAILY LIFETIME FIVE BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

       L = I * Q * a

Transfer Calculation:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

   Target Ratio r = (L - F) / V.

       . If r (greater than) C\\u\\, assets in the Sub-accounts are transferred to Benefit Fixed Rate Account.

       . If r (less than) C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Sub-accounts.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T ={Min(V, [L - F - V * C\\t\\] / (1-C\\t\\))}   T(greater than)0, Money moving
                                                 from the
                                                 Sub-accounts to the
                                                 Benefit Fixed Rate
                                                 Account

T ={Min(F, [L - F - V * C\\t\\] / (1-C\\t\\))}   T(less than)0, Money moving
                                                 from the Benefit
                                                 Fixed Rate Account
                                                 to the Sub-accounts]